Exhibit 99

                    WINTHROP PARTNERS 80 LIMITED PARTNERSHIP
                            FORM 10-QSB JUNE 30, 2006

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended June 30, 2006:

      Net loss                                                       $      (27)
      Add:   Depreciation charged to income not affecting cash
             available for distribution                                       5
             Cash from reserves                                              22
                                                                     ----------

             Cash Available for Distribution                         $       --
                                                                     ==========
             Distributions allocated to General Partners             $       --
                                                                     ==========
             Distributions allocated to Limited Partners             $       --
                                                                     ==========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 2006:

            Entity Receiving                           Form of
              Compensation                          Compensation                            Amount
      -------------------------       -------------------------------------------         ----------
      Winthrop
      Management LLC                  Property Management Fees                            $       --

      General Partners                Interest in Cash Available for Distribution         $       --

      Affiliates of the General
         Partner                      Interest in Cash Available for Distribution         $       --


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